NEWS

Finbarr J. O’Neill Named Reynolds and Reynolds President and CEO
Former CEO of Hyundai Motor America and Mitsubishi Motors North America

DAYTON, OHIO, January 4, 2005 – The Reynolds and Reynolds Company (NYSE:REY) announced today that Finbarr J. O’Neill (52) has joined the company as president and chief executive officer. He will serve on the company’s board of directors.

O’Neill comes to Reynolds from Mitsubishi Motors North America, where he has served as president and CEO since 2003. From 1985 until 2003, O’Neill served in a variety of executive positions with Hyundai Motor America. From 1998 until 2003, while serving as CEO of Hyundai Motor America, O’Neill led a significant turnaround that resulted in a 400 percent increase in profitable sales and measurable improvements in marketing and brand image as well as consumer and dealer satisfaction. During that same time period, sales of Hyundai vehicles soared nearly 300 percent from just over 90,000 units to over 350,000 units.

Earlier in his career, Fin was an executive with Toyota Motor Sales USA, Inc. He serves today as board chairman of the Association of International Automobile Manufacturers, is a two-time Automotive Star winner, and was honored as the BrandWeek 2001 Marketer of the Year.

“Fin is a proven leader with strong operational experience and innate instincts in marketing and sales,” Phil Odeen, chairman, said. “While at Hyundai, he built lasting relationships with its dealers because of his desire to understand their business issues as he engineered an impressive turnaround. He is a decisive leader who is respected for listening to his management team and keeping his fingers on the pulse of the market as he leads an organization to execute.”

Odeen, who has served as chairman and acting CEO since July 2004, will remain chairman.

“I’m looking forward to joining Reynolds and Reynolds,” O’Neill said. “Reynolds has such a rich tradition within automotive retailing. The company’s brand is strong. It enjoys the highest customer satisfaction scores among its competitors. It has a powerful portfolio of solutions. Throughout my career, I’ve learned to appreciate the adaptability, creativity and entrepreneurial spirit of automotive retailers. I’m thrilled to be joining a company that shares that view. We will work hard to return Reynolds and Reynolds to its historic growth levels, while continuing to build on the company’s leadership position in the market.”

O’Neill has earned the respect of dealers through his strong leadership and automotive industry acumen.

“Fin has a strong desire to win and is able to get the most out of people by getting them to reach farther than they thought they were able,” said Tom O’Brien, dealer principal, Tom O’Brien Hyundai and former chairman of the National Dealer Council for Hyundai. “While at Hyundai Motor America, he put together a very strong team. His first goal was to make the dealer body profitable. To my knowledge, Fin is the only CEO of an auto manufacturer who undertook to visit every dealer - Hyundai had about 570 — and ask what he could do for them. He worked with them, listened to them, and counseled them. Reynolds can only benefit and win with Fin O’Neill as CEO.”

Don Reilly, president of Fairfax and Alexandria Hyundai and former chairman of the National Dealer Council for Hyundai, said, “In 1998, Fin O’Neill kicked Hyundai Motor America into gear and helped turn the franchise around. When he visited dealerships, he made time to talk to sales managers, service managers, parts managers, office managers and others. He listened to them and actively cared about their needs. He has an alert and intelligent management style.”

O’Neill holds a bachelor’s degree in political science from Columbia University, a law degree from Fordham University School of Law and master’s degree in business administration from California State University. He and his wife Carol will move to Dayton. They have four children.

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About Reynolds

Reynolds and Reynolds (http://www.reyrey.com) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company’s award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. Reynolds serves automotive retailers and OEMs globally through its Incadea solution and a worldwide partner network, as well as through its consulting practice.

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Contact:

Media Paul Guthrie 937.485.8104 paul_guthrie@reyrey.com	Investors John Shave 937.485.1633 john_shave@reyrey.com

Mark Feighery
937.485.8107
mark_feighery@reyrey.com